Exhibit 4.12

SERVICE  AGREEMENT

This SERVICE AGREEMENT (this “Agreement”) is entered into as of the 1 day of November, 2013 by and between Optibase LTD., a company organized  under the laws of the State of Israel with an address of 10 Hasadnaot Street, Herzliya, Israel, its subsidiaries and affiliates (Optibase REE SARL., Optibase Inc. or any of their subsidiaries) (collectively, the “Company”) and Reuwen Schwarz, Austrian Passport number P3525616, with the address for this Service Agreement at Ferdinandstrasse 6/11 1020 Vienna Austria (the “Service Provider”).

WITNESSETH

WHEREAS,  the Company wishes to engage the Service Provider as an independent contractor to provide the services described herein and the Service Provider agrees to provide the services for the compensation and otherwise in accordance with the terms and conditions contained in this Agreement; and

WHEREAS,  the Service Provider represents that it possesses certain experience, ability and skills relating to the Company's business to render real estate related consulting services to the Company, and the Service Provider has been and is in the business of providing real estate related consulting services;

NOW, THEREFORE,  in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, accepted and agreed to, the Company and the Service Provider, intending to be legally bound, agree to the terms set forth below.

1.         DUTIES AND SERVICES.

1.1.       The Service Provider shall provide the Company with real estate related consulting services, including: (i) searching, introducing and advising the Company on real estate transactions, (ii) advising and negotiating with banks and financing institutions, and (iii) advising the Company on its financing agreements, all as requested by the Company from time to time at its sole discretion (the “Services”).

1.2.        The Service Provider will perform the Services in an efficient, expeditious and professional manner, faithfully and diligently for the benefit of the Company, and will devote all necessary time and attention  for  the  performance  of  the  Services.    The  Service  Provider  will  also  use  its best efforts  to implement the policies established by the Company in the performance of the Services.

1.3.        The Service Provider represents and warrants to the Company that it is under no contractual or other restrictions or obligations which are inconsistent with the execution of this Agreement, or which will interfere with the performance of this Agreement.  In addition, the Service Provider represents and warrants that the execution and performance of this Agreement will not violate any policies or procedures of any other person or entity for which it performs services concurrently with those performed herein.

2.         COMPENSATION.

2.1.        In consideration for the Services, the Company shall pay to the Service Provider for all Services rendered by the Service Provider a monthly fee of  EURO 4,000 plus applicable Value Added Tax (if applicable) (the “Compensation”).  In the event the Agreement is terminated before the end of the respective month for which the payment is due, the Service Provider will be entitled to a pro rata fee based on the number of days that has lapsed until the termination date of this Agreement.

2.2.        The  Compensation  shall  be  paid  to  the  Service  Provider  against  an  invoice  issued  in accordance with applicable law.

2.3.        The Company will reimburse the Service Provider for travel and office expenses directly related with the performance of the Services under this Agreement. Such expenses will be limited to a yearly amount of EURO 12,000 or the prorated amount thereof.

2.4.        The Compensation shall constitute the total compensation due to the Service Provider under this Agreement and the Service Provider shall not be entitled to any other form of compensation, commission, fee, bonus, reimbursement or any other form of payment for the provision of Services hereunder.

2.5.        The Company will pay the amount properly due and payable under each of the Service Provider's invoices within thirty (30) days` after the Company’s receipt of the applicable invoice.

2.6.        The Service Provider shall pay any and all taxes, duties, fees and/or other impositions that may be levied pursuant to applicable law upon the Service Provider with regard to the provision of the Services under this Agreement, including, but not limited to, Value Added Tax and Income Tax, and the amounts of the aforesaid payments shall be deemed to have been included in the Compensation.  In the event that pursuant to any law or regulation, tax is required to be withheld at source from any payment made to the Service Provider, the Company shall withhold said tax at the rate set forth by applicable law.

3.         TERM;  TERMINATION.

3.1.        The term of this Agreement shall be for a period of three (3) years, effective retroactively as of November 1, 2013 (the “Effective Date”).

3.2.        Notwithstanding Section 3.1, either party may terminate this Agreement upon prior written notice of 30 (thirty) days (the “Notice Period”).   During such Notice Period and, unless the Company has instructed otherwise, the Service Provider will be required to continue the provision of the Services and will be entitled to receive the consideration for such period, except for Cause.

4.         THE NATURE OF THE CONTRACTUAL RELATIONSHIP.

4.1.        The Service Provider shall at all times act as an independent contractor, and shall not be, and/or claim to be, an employee of the Company.  The Service Provider warrants that it is aware that this Agreement is only an agreement for the provision of real estate related consulting services on a strictly contractual basis, and does not create employer-employee relations between the Service Provider and the Company and does not confer upon it any rights, except for those set forth herein explicitly.  The Service Provider will not subcontract or otherwise delegate performance of any Services without the Company's prior written consent.

4.2.        The Service Provider shall be solely responsible for the employment relationship between the Service Provider and its employee, director or other person on its behalf providing the Services to the Company (the “Key Person”), including but not limited to, the payment of the Key Person’s salary and/or any social benefits, severance pay or any other payment and/or compensation deriving from employer- employee relations and/or the termination thereof, and any claim for such payment or consideration the Key Person has shall lie exclusively against the Service Provider.  The Key Person shall not be, and/or claim to be, an employee of the Company.  For the avoidance of any doubt, it is the Service Provider that will be hiring the Key Person as an employee, and the Service Provider alone can terminate the employment relationship between the Service Provider and the Key Person.

4.3.        The Service Provider undertakes that it and/or anyone on its behalf shall not claim, demand, sue or bring any cause of action against the Company in connection with alleged employer-employee relations between it and the Company, and/or any right and/or payment that an employee is entitled to, and if it does so, it shall indemnify the Company upon its first demand for any expense that may be occasioned to it in respect of, or in connection with, a claim as aforesaid, including legal fees.

5.         CONFIDENTIALITY.

5.1.        The Service Provider shall treat as confidential and during the term of this Agreement and 3 (three) years after the termination thereof, not make use of, divulge and/or disclose, without the Company's prior written consent, to any person any information concerning the Company's assets, revenue, operations and processes, or any other information that may become available to the Service Provider by virtue of providing the Services under this Agreement.

5.2.        The Service Provider shall not, without the Company's prior written consent, disclose to any third party the details of this Agreement.  It is hereby clarified that the Company may disclose the details of this Agreement to any third party and at any time, at their sole discretion.

6.         MISCELLANEOUS.

6.1.        Waiver. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof. All waivers by the Company shall be in writing.

6.2.        Amendments.  This Agreement may be amended or modified, in whole or in part, only by an instrument in writing signed by all parties hereto.

6.3.        Governing Law. This Agreement shall be governed by the laws of the state of Israel without reference to principles and laws relating to the conflict of laws. The competent courts of the state of Israel shall have exclusive jurisdiction over any matter in connection with this Agreement.

6.4.        Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the parties hereto relating to the subject matter of this Agreement.

6.5.        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement.

6.6.        Notices.  All notices and communications to a Party hereunder shall be made in writing and shall be deemed to have been adequately given if (a) delivered in person (in a manner through which delivery may be verified), or (b) sent by internationally recognized overnight delivery service or (c) mailed, certified mail, return receipt requested, to such Party at its address set forth above (or such other address as it may from time to time designate in writing to the other Parties hereto), Any such notice shall be deemed to have been given when received, if delivered in person (or the first business day thereafter if delivered on a non-business day), upon delivery by or refusal of acceptance of attempted delivery by overnight courier or mail  or  on the  date  of delivery by facsimile transmission  as confirmed  electronically by the  sender’s facsimile machine.

IN  WITNESS  WHEREOF,  the  parties  hereto  have  caused  this  Agreement  to  be  duly  executed  and delivered as of the Effective Date.

COMPANY		SERVICE PROVIDER

OPTIBASE LTD.
By:	/s/ Amir Philips /s/ Alex Hilman	By:	/s/ Reuwen Schwarz

Name:	Amir Philips, Alex Hilman	Name:	Reuwen Schwarz

Title:	Authorized Signatory

Israel, March 31, 2014

KEY PERSON STATEMENT

I, the undersigned, hereby irrevocably undertake all the undertakings of the Service Provider, as defined hereinabove, under this Service Agreement effective as of November 1, 2013 between Optibase LTD. and the Service Provider, and shall serve as a guarantee to the fulfillment all the commitments of the Service Provider under this Agreement.

I hereby confirm, represent and undertake, irrevocably and unconditionally, that I am the owner of 100% shares of the Service Provider and that I will personally be responsible for all Service Provider's undertakings under this Agreement, including, without limitations, serving as guarantor for the Service Provider with regard to any liability under this Agreement which the Service Provider fails to cover, and I will  be  bound  by  the  representations,  warranties  and  undertakings,  including  those  set  forth  in  this Agreement, made and given by the Service Provider in the Agreement as if such representations, warranties and undertakings were deemed to have been made and given by me personally.

I hereby state that I requested, due to my personal preferences, to be engaged with the Company according to the structure set forth in this Service Agreement and I hereby confirm that all legal and other implications in such regard are fully known to me at the time of execution of this Service Agreement, and neither I, nor any other person on my behalf, shall have any claims in such regard or as a result thereof.

I  further  undertake  to  reimburse  the  Company  following  any  costs  incurred  by  the  Company pursuant to any ruling determining the existence of employer-employee relations between the Company and myself, or pursuant to any other accrued sum or amount which Service Provider owes to the Company.

Reuwen Schwarz	Date